EXHIBIT 99.1

FDA Receives Repros' Submission for Special Protocol Assessment Documentation for Pivotal Studies for Androxal(R)

  Submission starts 45 day PDUFA response clock for FDA comments
  Expecting to commence screening subjects for open label study

THE WOODLANDS, Texas, May 16, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has received confirmation of delivery of the required documentation for Special Protocol Assessment ("SPA") of its Androxal® Phase 3 pivotal studies to the FDA. Per the Prescription Drug User Fee Act ("PDUFA"), the FDA has 45 calendar days to provide comments back to Repros.

"We believe that Repros has addressed all of the issues and recommendations the Agency raised during the May 9th meeting held to discuss the registration program for Androxal®," stated Joe Podolski, President and Chief Executive Officer of Repros Therapeutics. "Repros is now required to wait for FDA comment before starting the pivotal studies. While there can be no assurances that the first submission will be successful, we are optimistic about the outcome of our discussions with the Agency."

In other news, the Company expects to commence screening subjects next week in a 500 patient open label study designed to demonstrate the safety of Androxal® as well as complete a draft of a one year DEXA study for submission to FDA for review. The Company has initiated over 25 US clinical sites for the open label study and is reviewing which sites will be appropriate for the SPA studies as currently designed. Neither the open label nor DEXA studies are part of the SPA review process.

Depending on the SPA review process, study enrollment and the completion of the DEXA trial, the Company believes it may be able to submit an NDA around the end of 2013.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         The Trout Group
         Thomas Fechtner
         (646) 378-2931